CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund, Inc. and to the use of our report dated October 28, 2022 on the financial statements and financial highlights of Motley Fool Global Opportunities ETF (formerly MFAM Global Opportunities Fund), Motley Fool Mid-Cap Growth ETF (formerly MFAM Mid-Cap Growth Fund), Motley Fool 100 Index ETF, Motley Fool Small-Cap Growth ETF (formerly MFAM Small-Cap Growth ETF), Motley Fool Capital Efficiency 100 Index ETF, and Motley Fool Next Index ETF, each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 21, 2022